Exhibit 10.1

CHERRY HILL MORTGAGE INVESTMENT CORPORATION

EXECUTIVE SEVERANCE PLAN

Effective March 12, 2025

CHERRY HILL MORTGAGE INVESTMENT CORPORATION
EXECUTIVE SEVERANCE PLAN

Table of Contents

Section 1	Definitions

Section 2	Purpose of Plan

Section 3	Eligibility and Participation

Section 4	Administration

Section 5	Termination of Employment Other Than a Qualifying Termination

Section 6	Termination of Employment Due to a Qualifying Termination

Section 7	Participant Obligations

Section 8	Claims

Section 9	Taxes

Section 10	Term of Plan; Amendment and Termination of Plan

Section 11	Miscellaneous

CHERRY HILL MORTGAGE INVESTMENT CORPORATION
EXECUTIVE SEVERANCE PLAN

1.0	DEFINITIONS

The following terms shall have the following meanings unless the context indicates otherwise:

1.1
“Affiliates” means, with respect to the Company, any corporation, limited liability company, limited partnership or other entity which, together with the Company, is a member of a controlled group of corporations or other entities under common control within the meaning of Code Section 414.

1.2	“Annual Compensation” means the total of a Participant’s Salary plus Bonus.

1.3	“Board” shall mean the Board of Directors of the Company.

1.4
“Bonus” shall mean the target amount of the annual bonus for the Participant for the year of termination or, if no target has been set, the 3-year average of the annual non-equity incentive compensation paid or payable by the Company or an Affiliate to the Participant with respect to the 3 most recently completed calendar years immediately preceding the Separation Date or, if fewer, the number of full fiscal years employed prior to termination.

1.5
“Cause” shall mean the (i) the Participant’s conviction of (or pleading guilty or nolo contendre to) a felony or crime involving moral turpitude, (ii) an act or failure to act by the Participant which in either case constitutes fraud involving the assets of the Company or any of its subsidiaries, dishonesty involving assets of the Company or any of its subsidiaries or that is significantly detrimental to the business reputation of the Company or (iii) the Participant’s failure to perform the responsibilities and obligations associated with the position.

1.6
“Competitive Activity” shall mean (i) the Participant’s engaging in an activity, directly or indirectly, whether as an employee, consultant, partner, principal, agent, distributor, representative, stockholder (except as a less than one percent stockholder of a publicly traded company or a less than five percent stockholder of a privately held company) or otherwise, within the United States,  if such activities are competitive with the business then being conducted by the Company or any Affiliate and which, during the period covered by the Participant's employment, were conducted by the Company or any Affiliate; or (ii) the Participant’s engaging in any activity, directly or indirectly, whether on behalf of himself or herself or any other person or entity (x) to solicit any client and/or customer of the Company or any Affiliate or (y) to hire any employee or former employee of the Company or any present or former Affiliate of the Company or encourage any employee of the Company or Affiliate to leave the employ of the Company or Affiliate.

1.7	“CEO” shall mean the Executive serving as the chief executive officer of the Company at the relevant time.

1.8	“Code” shall mean the Internal Revenue Code of 1986, as amended from time to time.

1.9	“Committee” shall mean the Board's Compensation Committee as constituted from time to time.

1.10
“Company” shall mean Cherry Hill Mortgage Investment Corporation, a Maryland corporation, including any successor entity or any successor to the business by purchase of the assets of the Company that has assumed the Plan.

1.11	“Effective Date” shall mean March 12, 2025.

1.12	“ERISA” shall mean the Employee Retirement Income Security Act of 1974, as amended from time to time.

1.13
“Executive” shall mean a regular full-time employee of the Company or any Affiliate who is serving as the CEO, the Chief Financial Officer, the Chief Investment Officer, SVP of Mortgage Servicing, and the General Counsel or the Chief Legal Officer of the Company.

1.14	“Good Reason” shall mean the occurrence of any of the following without the Participant’s prior written consent:

(1)	a significant reduction of the Participant's responsibilities or status; or

(2)	a reduction in the Participant's salary, bonus potential, or a material reduction of benefits unless part of a broad-based change in the company’s benefit programs;

but only if the conditions described in clauses (1) or (2) constitute a material negative change to the Participant in the service relationship, as that phrase is used in Treas. Reg. §1.409A‑1(n)(2)(i).

In order for a termination of employment to constitute termination for Good Reason, a Participant must notify the Company in writing of termination for Good Reason, specifying the event constituting Good Reason, within 90 days after the occurrence of the event that the Participant believes constitutes Good Reason.  Failure for any reason to give written notice of termination of employment for Good Reason in accordance with the foregoing will be deemed a waiver of the right to voluntarily terminate the Participant’s employment for that Good Reason event.  The Company will have a period of 30 days after receipt of such notice in which to cure the Good Reason.  If the Good Reason is cured within this period, the Participant will not be entitled to the Severance Payment under the Plan.  If the Company waives its right to cure or does not, within the 30 day period, cure the Good Reason, the Participant will be entitled to a Severance Payment under the Plan subject to the terms and conditions hereof, and such Participant’s actual Separation Date will be determined in the sole discretion of the Company, but in no event will it be later than 30 calendar days from the date the Company waives its right to cure or the end of the 30-day period during which the Company may cure the Good Reason, whichever is earlier.

1.15
“Health Continuation Amount” shall mean, to the extent a Participant participates in the health and/or dental plans of the Company or an Affiliate as of the Separation Date, an amount equal to twelve (12) months of health and/or dental premium payments as determined under Section 4980B of the Code, and Sections 601-609 of ERISA and determined for a Participant based on such Participant’s elections as in effect on such Participant’s Separation Date.

1.16
“Participant” shall mean an Executive and any other employee of the Company or an Affiliate who has been designated to participate in the Plan in accordance with Section 3 below and who is participating in the Plan on the Separation Date.

1.17	“Permanent Disability” means a disability within the meaning of Treas. Reg. § 1.409A-3(i)(4).

1.18	“Plan” shall mean the Cherry Hill Mortgage Investment Corporation Executive Severance Plan.

1.19
“Qualifying Termination” means either: (i) a termination of a Participant’s employment by the Company or an Affiliate without Cause (but not including a termination due to death or Permanent Disability) or (ii) a voluntary termination of a Participant’s employment by the Participant for Good Reason.

1.20	“Restricted Period” shall mean the period commencing on the Participant’s Separation Date and continuing until the end of the first anniversary of the Separation Date.

1.21
“Salary” shall mean the Participant’s annual base salary, whether payable by the Company or an Affiliate, as in effect as of the Separation Date (without regard to any reduction in such Participant’s annual base salary which constitutes Good Reason).

1.22	“Severance Multiple” is a number equal to two and one-half (2.5) for the CEO and one and one-half (1.5) for all other Participants.

1.23
“Severance Payment” means a lump-sum cash payment equal the total of (A) and (B) where (A) is an amount equal to the Severance Multiple multiplied by the Participant's Annual Compensation plus (B) an amount equal to the Health Continuation Amount.

1.24
“Separation Date” means the first date, as determined by the Committee or its delegate in its sole and absolute discretion, that you are no longer performing services for the Company and its subsidiaries as an employee of the Company, the Partnership or any of their Affiliates.

2.0	PURPOSE AND HISTORY OF PLAN

2.1	Purpose. Cherry Hill Mortgage Investment Corporation Executive Severance Plan (the “Plan”) is maintained by the Company:

(a)	to provide the terms and conditions relating to an Executive’s separation from service from the Company and/or an Affiliate; and

(b)	to retain certain highly qualified individuals as Executives; and

(c)	to maintain the focus of such Executives on the business of the Company and to mitigate the distractions caused by the possibility that the Executive’s employment may be terminated.

2.2	Effective Date. The Plan is effective with respect to a Participant’s Separation Date occurring on or after the Effective Date.

2.3
ERISA.  The Plan is intended to qualify as an “employee benefit plan” (as such term is defined under Section 3(3) of ERISA) and, accordingly, the Plan is intended to be subject to ERISA.  In addition, the Plan is intended to qualify as a “top-hat” plan (as such term is commonly used under the ERISA regulations promulgated by the U.S. Department of Labor) since it provides benefits only to a select group of management or highly compensated employees of the Company.  The Committee may remove an Executive from eligibility to participate in the Plan if the Committee determines that such Executive’s participation will cause the Plan to fail to qualify as a top-hat plan.

3.0	ELIGIBILITY AND PARTICIPATION

3.1
Participation.  Participants shall consist of the Executives and any other employees of the Company or an Affiliate designated by the Committee in writing.  Subject to Section 2.3, an Executive or other employee of the Company or an Affiliate who becomes a Participant shall remain a Participant until the termination of the Plan in accordance with Section 10 below.

3.2
Exclusion from Participation.  Notwithstanding anything contained in the Plan to the contrary, no Participant is eligible to participate in the Plan and will be excluded from coverage under the Plan if such Participant is a party as of the Separation Date to an individual arrangement or written employment agreement providing severance payments other than pursuant to the Plan.

4.0	ADMINISTRATION

4.1	Responsibility. The Committee shall have the responsibility, in its sole discretion, to control, operate, manage and administer the Plan in accordance with its terms.

4.2
Authority of the Committee.  The Committee shall have the maximum discretionary authority permitted by law that may be necessary to enable it to discharge its responsibilities with respect to the Plan, including but not limited to the following:

(a)	to determine and designate employees other than the Executives eligible for participation in the Plan;

(b)	to determine or calculate a Participant's Severance Payment;

(c)
to correct any defect, supply any omission, or reconcile any inconsistency in the Plan in such manner and to such extent as it shall deem appropriate in its sole discretion to carry the same into effect;

(d)	to issue administrative guidelines as an aid to administer the Plan and make changes in such guidelines as it from time to time deems proper;

(e)	to make rules for carrying out and administering the Plan and make changes in such rules as it from time to time deems proper;

(f)	to the extent permitted under the Plan, grant waivers of Plan terms, conditions, restrictions, and limitations;

(g)	to make reasonable determinations as to a Participant's eligibility for benefits under the Plan, including determinations as to Cause and Good Reason; and

(h)	to take any and all other actions it deems necessary or advisable for the proper operation or administration of the Plan.

4.3
Delegation of Authority.  The Committee may delegate to one or more of its members, or to one or more agents, such administrative duties as it may deem advisable; provided, however, that any such delegation shall be in writing.

4.5
Determinations and Interpretations by the Committee.  All determinations and interpretations made by the Committee shall be binding and conclusive to the maximum extent permitted by law on all Participants and their heirs, successors, and legal representatives.

4.6
Information.  The Company shall furnish or cause its Affiliates to furnish to the Committee in writing all information the Committee may deem appropriate for the exercise of its powers and duties in the administration of the Plan.  Such information may include, but shall not be limited to, the full names of all Participants, their earnings and their dates of birth, employment, termination or death.  Such information shall be conclusive for all purposes of the Plan, and the Committee shall be entitled to rely thereon without any investigation thereof.

4.7
Liability.  No member of the Board, no member of the Committee and no employee of the Company shall be liable for any act or failure to act hereunder, except in circumstances involving his or her bad faith, gross negligence or willful misconduct, or for any act or failure to act hereunder by any other member or employee or by any agent to whom duties in connection with the administration of the Plan have been delegated.

4.8
Indemnification.  The Company shall indemnify members of the Committee and any agent of the Committee who is an employee of the Company, against any and all liabilities or expenses to which they may be subjected by reason of any act or failure to act with respect to their duties on behalf of the Plan, except in circumstances involving such person's bad faith, gross negligence or willful misconduct.

5.0	TERMINATION OF EMPLOYMENT OTHER THAN A QUALIFYING TERMINATION

5.1
Separation Event.  In the event that the Participant incurs a termination of employment for any reason other than a Qualifying Termination, the Participant shall be entitled to payments and benefits described in this Section 5.

5.2
Accrued Obligations.  The Company shall pay to the Participant on the regularly-scheduled payroll date immediately following the Separation Date, a lump-sum cash payment equal to the Participant’s earned but unpaid Salary through the Participant’s Separation Date.

5.3	Cash Severance Payments. The Participant shall not be entitled to, and the Company shall have no obligation to pay to the Participant, the Severance Payment.

5.4
Benefit Plans.  Any other rights and benefits of the Participant which may be available pursuant to any employee benefits plans, policies, and practices of the Company or applicable Affiliate shall be determined in accordance with the applicable terms and provisions of such plans, policies, and practices as in effect on the Participant’s Separation Date.

5.5
No Other Payments or Benefits.  Following a Participant’s termination of employment for any reason other than a Qualifying Termination, except as set forth in this Section 5, a Participant shall have no further rights to any compensation or any other benefits under this Plan.

6.0	TERMINATION OF EMPLOYMENT DUE TO A QUALIFYING TERMINATION

6.1
Separation Event.  In the event that the Participant incurs a termination of employment that constitutes a Qualifying Termination, the Participant shall be entitled to payments and benefits described in this Section 6.

6.2
Accrued Obligations.  The Company shall pay to the Participant on the regularly-scheduled payroll date immediately following the Separation Date, a lump-sum cash payment equal to the Participant’s earned but unpaid Salary through the Participant’s Separation Date.

6.3
Cash Severance Payments.  Subject to the Participant’s compliance with the Participant’s obligations as provided below in Section 7, including, but not limited to, the Participant’s obligation to timely sign and not revoke a release as provided in Section 7.1, the Company shall pay the Severance Payment to the Participant within the 60-day period following the Separation Date.

6.4
Benefit Plans.  Any other rights and benefits of the Participant which may be available pursuant to any employee benefits plans, policies, and practices of the Company or applicable Affiliate shall be determined in accordance with the applicable terms and provisions of such plans, policies, and practices as in effect on the Participant’s Separation Date.

6.5
No Other Payments or Benefits.  Following a Participant’s termination of employment for any reason other than a Qualifying Termination, except as set forth in this Section 6, Participant shall have no further rights to any compensation or any other benefits under this Plan.

7.0	PARTICIPANT OBLIGATIONS

7.1
Waiver and Release.  As a condition precedent for receiving the Severance Payment provided under Section 6 above, a Participant shall execute a waiver and release of claims against the Company and its Affiliates; provided that the Severance Payment under Section 6 above shall be payable only if the release is executed and returned to the Company and any period during which the Participant may revoke such release has expired not later than the 60-day anniversary of the Participant’s Separation Date; provided, further that if the release is not effective prior to the 60-day anniversary of the Participant’s Separation Date, the Participant shall immediately forfeit any right to the Severance Payment; provided, further, that, if the 60-day period described above during which the Participant may consider signing the release begins in one calendar year and ends in a second calendar year, no portion of the Severance Payment shall be made earlier than the first day of the second calendar year.

7.2
Non-competition and Non-solicitation.  A Participant shall not, at any time during his or her employment with the Company or an Affiliate, directly or indirectly engage in a Competitive Activity.  During the Restricted Period, a Participant shall not at any time, directly or indirectly, engage in a Competitive Activity, if a Participant either (i) incurs a termination of employment that constitutes a Qualifying Termination or (ii) incurs a termination of employment for any other reason and the Company, in its sole discretion, agrees to pay the Participant an amount equal to one year of the Participant’s Salary.

7.3
Confidentiality.  The Participant covenants that he or she shall not, without the prior written consent of the Company use, or disclose to any person (other than an employee of either of the Company or Affiliate, or other person, to whom disclosure is necessary to the performance by the Participant of his or her duties in the employ of the Company or Affiliate) any confidential or proprietary information about the Company or any Affiliate or their business, unless and until such information has become known to the public generally (other than as a result of unauthorized disclosure by the Participant). The foregoing covenants by the Participant shall be without limitation as to time and geographic applications.

7.4
Non-Disparagement.  At all times prior to and following the Separation Date, a Participant shall not make any statements or express any views that disparage the business reputation or goodwill of the Company and/or any of its Affiliates.

7.5
Full Time and Attention.  The Participant agrees to devote his or her full business time exclusively to the business affairs of the Company, and to perform his or her duties faithfully.  Subject to the demands of his or her position with the Company, the Participant shall be permitted to: (i) deliver lectures and fulfill speaking engagements; and (ii) engage in industry, charitable and community activities; provided, however, that any expenses, such as for travel, incurred by the Participant in connection with such activities shall be for the personal account of the Participant and shall not be reimbursed by the Company, unless based on the Committee’s view it is done for the overall benefit of the Company in forwarding its image, business abilities or quality of staff.

7.6
Resignation as Officer and Director.  On or before the Separation Date, the Participant shall submit to the Company in writing his or her resignation (as applicable)  as (i) an officer of the Company and of all Affiliates and (ii) a member of the Board and of the board of directors of all Affiliates.

7.7
Return of Company Property.  Immediately following the Separation Date, a Participant shall immediately return to the Company all Company or affiliate property in his or her possession, including but not limited to all computer equipment (hardware and software), telephones, facsimile machines, palm pilots and other communication devices, credit cards, office keys, security access cards, badges, identification cards and all copies (including drafts) of any documentation or information (however stored) relating to the business of the Company or any affiliate, its customers and clients or its prospective customers and clients.

7.8
Cooperation.  Following the Separation Date, a Participant shall give his or her assistance and cooperation willingly, upon reasonable advance notice with due consideration for his or her other business or personal commitments, in any matter relating to his or her position with the Company, or his or her expertise or experience as the Company may reasonably request, including his or her attendance and truthful testimony where deemed appropriate by the Company, with respect to any investigation or the Company's defense or prosecution of any existing or future claims or litigations or other proceeding relating to matters in which he or she was involved or potentially had knowledge by virtue of his or her employment with the Company.  In no event shall his or her cooperation materially interfere with his or her services for a subsequent employer or other similar service recipient.  The Company agrees that (i) it shall promptly reimburse the Participant for his or her reasonable and documented expenses in connection with his or her rendering assistance and/or cooperation under this Section 7.8, upon his or her presentation of documentation for such expenses and (ii) the Participant shall be reasonably compensated for any continued material services as required under this Section 7.8.

7.9
Enforcement of Section 7.  Notwithstanding anything in the Plan to the contrary, if a Participant materially violates any provision of this Section 7, then, to the extent the Severance Payment has not yet been paid, such Participant shall immediately forfeit any right, title and interest to the Severance Payment and, to the extent that the Severance Payment has previously been paid, such Participant shall be required to repay the Severance Payment to the Company.

7.10
Enforcement of Non-competition, Non-solicitation and Confidentiality Covenants.  Without intending to limit the remedies available to the Company or Affiliate for the breach of any of the Participant's covenants in this Section 7, the Participant acknowledges and agrees that damages at law are an insufficient remedy for the Company or Affiliate and that, accordingly, the Company or Affiliate shall be entitled to apply for and obtain injunctive relief in any court of competent jurisdiction to restrain the breach or threatened breach, or otherwise specifically enforce, any or all of said covenants. The Parties acknowledge that each of the covenants contained in this Section 7 is an essential element of this Plan. If any covenant or term of this Section 7 is determined to be invalid or unenforceable in any instance, such determination shall not prevent the reassertion thereof with respect of any other breach or violation. If, in any proceeding, a court (or other tribunal) refuses to enforce the covenants contained in this Section 7 because such covenants cover too extensive a geographic area or too long a period of time, any such covenant shall be deemed amended to the extent (but only to the extent) required by law to permit its enforceability hereunder.

8.0	CLAIMS

8.1
Claims Procedure.  If a Participant believes that he or she is entitled to payments and benefits under the Plan that are not provided, or such Participant disagrees with any other action taken by the Committee with respect to the Plan, then the Participant may submit a claim to the Committee in writing.  A claim must be made in writing and submitted within 60 days of such Participant’s Separation Date.  In the event such Participant makes a claim for benefits beyond 60 days of such Participant’s Separation Date, then such Participant is expressly precluded from receiving the Severance Payment under the Plan.

8.2
Claims Review Procedure.  The claimant will be notified in writing by the Committee if the claim under the Plan is denied within 90 days after receipt of the claim by the Committee (which may be extended to 180 days if required).  This notice will include the reasons for the denial and the specific provision(s) on which the denial is based, a description of any additional information needed to resubmit the claim, and an explanation of the claims review procedure.  If the Committee requires an extension of time to respond to the appeal, the claimant (or his or her representative) will receive notice of the reason for the extension within the initial 90-day period and a date by which he or she can expect a decision.  If a claim for benefits under the Plan is denied in full or in part, the claimant (or his or her representative) may appeal the decision to the Committee. To appeal a decision, the claimant (or his or her representative) must submit a written document through the U.S. Postal Service or other courier service appealing the denial of the claim within 60 days after he or she received notice of the claim denial described above.  The claimant (or his or her representative) may also include information or other documentation in support of his or her claim.  The claimant (or his or her representative) will be notified of a decision within 60 days (which may be extended to 120 days, if required) of the date the appeal is received.  This notice will include the reasons for the denial and the specific provision(s) on which the denial is based, a description of any additional information needed to resubmit the claim, and an explanation of the claims review procedure.  If the Committee requires an extension of time to respond to the appeal, the claimant (or his or her representative) will receive notice of the reason for the extension within the initial 60-day period and a date by which he or she can expect a decision.  If the original denial is upheld on first appeal, the claimant (or his or her representative)  may request a review of this decision.  The claimant (or his or her representative) may submit a written request for reconsideration to the Committee (as listed below) within 60 days after receiving the denial.  The claimant (or his or her representative) can review all plan documents in preparing the appeal and he or she may be represented by a qualified person during the appeal process.  Any documents or records that support your position must be submitted with your appeal letter.  The claim will be reviewed, and the claimant (or his or her representative) will receive written notice of the decision within 60 days (which may be extended to 120 days, if required).  The written notice will include the specific reasons for the decision and specific reference to the Plan provision(s) on which the decision is based.  Any decision on final appeal will be final, conclusive and binding upon all parties.  If the final appeal is denied, however, the claimant (or his or her representative) will be advised of his or her right to file a claim in court.  It is the Company's intent that in any challenge to a denial of benefits on final appeal under these procedures, the court of law or a professional arbitrator conducting the review will apply a deferential ("arbitrary and capricious") standard and not a de novo review.

8.3
Dispute Resolution.  The Participant may not bring a lawsuit to recover benefits under the Plan until he or she has exhausted the internal administrative process described above.  No legal action may be commenced at all unless commenced no later than 1 year following the issuance of a final decision on the claim for benefits, or the expiration of the appeal decision period if no decision is issued.  This one-year statute of limitations on suits for all benefits will apply in any forum where the individual may initiate such a suit.

9.0	TAXES

9.1
Withholding Taxes.  The Company or Affiliate shall be entitled to withhold from any and all payments made to a Participant under the Plan all federal, state, local and/or other taxes or imposts which the Company or Affiliate determines are required to be so withheld from such payments or by reason of any other payments made to or on behalf of the Participant or for his or her benefit hereunder.

9.2
Section 409A of the Code.  The Severance Payment is not intended to be subject to Section 409A of the Code and is intended to be paid within the period necessary to satisfy the exemption from Section 409A of the Code for short term deferrals set forth in Treas. Reg. § 1.409A-1(b)(4)(i).  Notwithstanding anything contained in the Plan to the contrary, if the Severance Payment is a substitute or replacement for a right to payment that constitutes nonqualified deferred compensation within the meaning of Section 409A of the Code, including, to the extent applicable, amounts payable under another plan or agreement between the Participant and the Company or applicable Affiliate (the “Protected Amount”) and if the Protected Amount is payable upon a separation from service, then the Severance Payment amount shall be paid at the same time and in the same form as the Protected Amount.  Payments payable under the Plan triggered by a termination of employment that are deferred compensation subject to (but not otherwise exempt from) Section 409A of the Code shall not be made unless such termination of employment constitutes a separation from service within the meaning of Section 409A of the Code.  Notwithstanding any other provision in the Plan to the contrary, if the Participant is a “specified employee” on the date of his or her separation from service within the meaning of Section 409A of the Code and Treasury Regulation § 1.409A-1(h), payments and benefits payable under the Plan due to a separation from service that are deferred compensation subject to (but not otherwise exempt from) Section 409A of the Code that would otherwise be paid or provided during the six-month period commencing on the separation from service, will be deferred until the first day of the seventh month following the separation from service if such deferral is necessary to avoid the additional tax under Section 409A of the Code.

9.3
No Guarantee of Tax Consequences.  No person connected with the Plan in any capacity, including, but not limited to, the Company, the Affiliates, any affiliate, and their directors, officers, agents and employees makes any representation, commitment, or guarantee that any tax treatment, including, but not limited to, federal, state and local income, estate and gift tax treatment, will be applicable with respect to amounts payable or provided under the Plan, or paid to or for the benefit of a Participant under the Plan, or that such tax treatment will apply to or be available to a Participant on account of participation in the Plan.

10.0	TERM OF PLAN; AMENDMENT AND TERMINATION OF PLAN

10.1	Term of Plan. The Plan shall remain in effect until the Board terminates the Plan.

10.2	Amendment of Plan. The Plan may be amended by the Board at any time with or without prior notice.

10.3	Termination of Plan. The Plan may be terminated or suspended by the Board at any time with or without prior notice.

10.4
No Adverse Effect.  If the Plan is amended, terminated, or suspended in accordance with Sections 10.2 or 10.3 above, such action shall not adversely affect the rights or benefits of an Executive who was eligible to participate on the Effective Date without the written consent of such Executive.

11.0	MISCELLANEOUS

11.1
No Mitigation.  A Participant shall be under no obligation to seek other employment following the Separation Date and there shall be no offset against amounts due the Participant under the Plan on account of any compensation attributable to any subsequent employment.

11.2
No Duplication of Benefits.  Nothing in the Plan, a change in control plan or agreement, an offer letter or letter agreement from the Company or an Affiliate, a prevailing practice of the Company or an Affiliate, or any oral statement made by or on behalf of the Company or an Affiliate will entitle a Participant to receive duplicate benefits in connection with a voluntary or involuntary termination of employment.  For example, a Participant is not eligible for payments and benefits under both this Plan and a change in control letter agreement between such Participant and the Company or any Affiliate.  The Company's (or any Affiliate's) obligation of the Company to make payments under the Plan will be expressly conditioned upon the Participant not receiving duplicate payments.  In addition, if a Participant becomes entitled to the Severance Payment under the Plan, such Participant will not receive payment of a bonus for the year in which the Separation Date occurs (other than the Bonus and Pro-Rata Bonus portion of the Severance Payment).

To the extent that any amounts would otherwise be payable (or benefits would otherwise be provided) to an employee under another plan of the Company or an Affiliate (or their Affiliates) or an agreement with an employee and the Company or an Affiliate (or their Affiliates), including a change in control plan or agreement, an offer letter or letter agreement, and to the extent that such other payments or benefits or the severance payments and benefits provided under this Plan are subject to Section 409A of the Code, the Plan shall be administered to ensure that no payment or benefit under the Plan will be (i) accelerated in violation of Section 409A of the Code or (ii) further deferred in violation of Section 409A of the Code.

11.3
Unfunded Obligation.  All severance payments and benefits under the Plan constitute unfunded obligations of the Company.  Severance payments will be made, as due, from the general funds of the Company.  The Plan constitutes solely an unsecured promise by the Company to provide severance benefits to a Participant to the extent provided in the Plan.

11.4
No Right to Continued Employment.  The Participant's rights, if any, to continue to serve the Company or an Affiliate as an employee shall not be enlarged or otherwise affected by his or her designation as a Participant under the Plan, and the Company or the applicable Affiliate reserves the right to terminate the employment of any employee at any time.  The adoption of the Plan shall not be deemed to give any employee of the Company or an Affiliate, or any other individual any right to be selected as a Participant or to continued employment with the Company or any Affiliate.

11.5
Other Rights.  The Plan shall not affect or impair the rights or obligations of the Company or a Participant under any other written plan, contract, arrangement, or pension, profit sharing or other compensation plan.

11.6
Governing Law.  The Plan shall be governed by and construed in accordance with the laws of Maryland without reference to principles of conflict of laws, except as superseded by ERISA and other applicable law.

11.7
Severability.  If any term or condition of the Plan shall be invalid or unenforceable to any extent or in any application, then the remainder of the Plan, with the exception of such invalid or unenforceable provision, shall not be affected thereby and shall continue in effect and application to its fullest extent.

11.8
Incapacity.  If the Committee determines that a Participant is unable to care for his or her affairs because of illness or accident, any benefit due the Participant may be paid to the Participant's spouse or to any other person deemed by the Committee to have incurred expense for such Participant (including a duly appointed guardian, committee or other legal representative), and any such payment shall be a complete discharge of the Company's obligation hereunder.

11.9
Transferability of Rights.  The Company shall have the unrestricted right to transfer its obligations under the Plan with respect to one or more Participants to any person, including, but not limited to, any purchaser of all or any part of the Company's business.  No Participant shall have any right to commute, encumber, transfer or otherwise dispose of or alienate any present or future right or expectancy which the Participant may have at any time to receive payments of benefits hereunder, which benefits and the right thereto are expressly declared to be non-assignable and nontransferable, except to the extent required by law.  Any attempt to transfer or assign a benefit, or any rights granted hereunder, by a Participant or the spouse of a Participant shall, in the sole discretion of the Committee (after consideration of such facts as it deems pertinent), be grounds for terminating any rights of the Participant to any portion of the Plan benefits not previously paid.

11.10
Oral Statements.  The provisions of this document supersede any oral statements made by any employee, officer, or Board member of the Company or any Affiliate regarding eligibility, severance payments and benefits.